AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 (the “Amendment”), made and entered into as of this 8th  day of December, 2008, amends that certain Employment Agreement (the “Agreement”), dated as of October 30, 2008, by and between Octavian Global Technologies, Inc., a Nevada corporation (the “Company”), and Harmen Brenninkmeijer (“Executive”).  All terms used with initial capital letters, unless otherwise defined herein, shall have the same meanings as assigned in the Agreement.

1.            Paragraph 3(b)(i) of the Agreement which provides for the issuance of shares of Common Stock to the Executive, as additional compensation, based on the Company’s having achieved certain EBITDA target amounts during the applicable periods, is hereby amended in its entirety to read as follows:

(i)  Earn Out.

(x)           In addition to the Base Salary payable to the Executive hereunder, and subject to any adjustments as provided hereafter, the Company shall issue to the Executive shares of the Company’s common stock, par value $0.001 per share (”Common Stock”), subject to the Company’s achieving not less than the following earnings before interest, tax, depreciation and amortization (“EBITDA”), as reported in the Company’s audited financial statements for the applicable periods described below (the “Earn-Out Shares”):

Year Ended December 31,	EBITDA	Number of Shares of Common Stock
2008	-0-	214,000
2009	$9,200,000	642,000
2010	$16,500,000	428,000
2011	$21,900,000	428,000
2012	$27,100,000	428,000
2013	$35,726,016	640,000

Earn-Out Shares shall only be issued to the Executive, with respect to any year, to the extent that the Company has reported EBITDA of at least the amount set forth for that year.  The Company’s failure to achieve the EBITDA set forth above for any applicable year shall not preclude the Executive from receiving Earn-Out Shares for any future years, to the extent that the applicable EBITDA amounts are achieved for any such future years.  In the event that the Executive is entitled to the issuance of Earn-Out Shares for any year provided herein, the Company shall issue a certificate to the Executive for the applicable number of shares on or before the earlier of ten (10) days after (i) the date of filing of the Company’s Annual Report on Form 10-K for the applicable year or (ii) the 100th day after the end of the applicable year.

(y)           If the Company, at any time during the period that any Earn Out Shares are issuable hereunder: (i) pays a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the number of Earn-Out Shares which the Company shall issue to the Executive shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event.  Any adjustment made pursuant to this subparagraph (y) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.  Notwithstanding anything to the contrary contained herein, the adjustment provisions of this subparagraph (y) shall not be applicable to the 1-for-5.0174 reverse stock split that the Company’s stockholders approved as of November 27, 2008, which the Company expects to be effective on or around December 12, 2008 and no adjustment shall be made to the number of Earn-Out Shares issuable to the Executive with respect to such reverse stock split.

(z)    The Company shall provide the Executive with prompt written notice after the occurrence of any of the events described in subparagraph (y) above that result in an adjustment to the Earn-Out Shares issuable to him hereunder.

2.           The above sets forth all amendments to the Agreement made pursuant to this Amendment and all other provisions of the Agreement shall remain unchanged and in full force and effect.  Any conflicts between the provisions of this Amendment and the provisions of the Agreement shall be resolved in favor of the provisions of this Amendment which shall have priority.

3.           This Amendment may be executed in two or more counterparts, including by facsimile transmission, all of which together shall constitute a single instrument.

[signatures on the next page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

OCTAVIAN GLOBAL TECHNOLOGIES, INC.

By:	/s/ Peter Moffitt
Name: Peter Moffitt
Title: President

/s/ Harmen Brenninkmeijer
HARMEN BRENNINKMEIJER